Exhibit 99.1

Alico, Inc. Announces Financial Results for the
First Quarter Ended December 31, 2024

Land Management and Other Operations Revenue Increased 45% Compared to Prior Year

Robust Liquidity Position with $73.5 million in Available Credit Facilities and No Significant Debt Maturities Until 2029

Company Expects to Realize Approximately $20 Million in Land Sales in Fiscal Year 2025

Company Executing Strategic Transformation to Become Diversified Land Company; Concludes Capital Investment on Citrus Operations After Current Crop is Harvested in 2025

Fort Myers, FL, February 12, 2025 - Alico, Inc. (“Alico”, the “Company”, “we”, “us” or “our”) (Nasdaq: ALCO) today announced financial results for the first quarter ended December 31, 2024.
Management Comments

John Kiernan, President and Chief Executive Officer of the Company, stated, “During the first fiscal quarter, operational results reflected the ongoing challenges in our citrus division, with lower levels year-over-year of pounds solid being produced. Current season production trends, coupled with persistent impacts of citrus greening disease and environmental factors, indicate that our total harvest volume for fiscal 2025 will likely be lower than fiscal 2024. These continued production challenges reinforced our recent strategic decision to wind down Alico’s citrus operations because they are not economically viable. Looking ahead to the remainder of fiscal 2025, we expect to complete our final citrus harvest while positioning the Company for its next chapter.”

Mr. Kiernan continued, “As previously announced in early January, we are executing our strategic transformation to become a diversified land company, balancing alternative agricultural operations with strategic land monetization opportunities. By exiting capital-intensive citrus production, we strengthen our financial position. We are also in the process of advancing several land sales currently in negotiations which are expected to generate approximately $20 million in proceeds this fiscal year. These anticipated proceeds and cash generated by the Valencia harvest, which will begin next week, are expected to fund operations through fiscal 2027. Alico also has an additional $73.5 million in unused credit facilities available if needed. This transformation enables us to pursue commercial and residential development opportunities while maintaining diversified farming operations across our portfolio, positioning us to deliver enhanced returns for shareholders.”

Results of Operations for the First Quarter 2025:

(in thousands, except for per share amounts and percentages)
	(Unaudited)
	Three Months Ended December 31,
	2024	2023	% Change
Revenue	$16,894	$13,985	20.8%
Net (loss) income attributable to Alico, Inc. common stockholders	$(9,167)	$42,945	(121.3)%
(Loss) earnings per diluted common share	$(1.20)	$5.64	(121.3)%
EBITDA (1)	$(6,672)	$63,811	(110.5)%
Adjusted EBITDA (1)	$747	$(2,312)	132.3%
Net cash used in operating activities	$(7,597)	$(13,169)	42.3%

	December 31, 2024	September 30, 2024	$ Change
	(Unaudited)
Balance Sheet Items
Cash and cash equivalents	$4,388	$3,150	$1,238
Current portion of long-term debt	$1,410	$1,410	$—
Long-term debt, net	$81,984	$82,313	$(329)
Lines of credit	$21,494	$8,394	$13,100
Total Alico stockholders’ equity	$241,789	$251,159	$(9,370)

Current ratio	4.84 to 1	3.81 to 1
Debt to total assets ratio	0.26 to 1	0.23 to 1
Net Debt (1)	$100,500	$88,967
(1) “EBITDA,” “Adjusted EBITDA” and “Net Debt” are non-GAAP financial measures. See “Non-GAAP Financial Measures” at the end of this earnings release for details regarding these measures, including reconciliations of the Non-GAAP Financial Measures to their most directly comparable GAAP measures.

For the three months ended December 31, 2024 and 2023, the Company reported a net (loss) income attributable to Alico common stockholders of $(9.2) million and $42.9 million, respectively. The decrease in our net income attributable to Alico common stockholders for the three months ended December 31, 2024 was principally the result of there being no land sales in the current quarter, as compared to the three months ended December 31, 2023, in which we recognized a gain of $77.0 million, principally as a result of the sale of 17,229 acres of the Alico Ranch to the State of Florida for $77.6 million in gross proceeds. This was partially offset by a tax benefit of $(2.2) million for the three months ended December 31, 2024, as compared to a $15.6 million tax provision for the three months ended December 31, 2023. For the three months ended December 31, 2024, the Company had a (loss) earnings of $(1.20) per diluted common share, compared to earnings of $5.64 per diluted common share for the three months ended December 31, 2023.

For the three months ended December 31, 2024 and 2023, the Company had EBITDA of $(6.7) million and $63.8 million, respectively. Adjusted EBITDA for the three months ended December 31, 2024 and 2023 was $0.7 million and $(2.3) million, respectively.
These quarterly financial results also reflect the seasonal nature of the Company’s business. The majority of the Company’s citrus crop is typically harvested in the second and third quarters of the fiscal year; consequently, most of the Company’s gross profit and cash flows from operating activities has been recognized in those quarters in the past. However, due to the timing of the previous year harvest, more of the citrus crop was harvested in the first and second quarters of the previous fiscal year. Furthermore, the Company’s working capital requirements are typically greater in the first and fourth quarters of the fiscal year; however, as the harvest cycles have moved, our working capital requirements have been greater in the third and fourth quarters of the fiscal year.

Business Segment Results

Alico Citrus
Citrus production for the three months ended December 31, 2024 and 2023 is summarized in the following table.

(in thousands, except per box and per pound solids data)
	Three Months Ended December 31,		Change
	2024	2023	Unit	%
Boxes Harvested:
Early and Mid-Season	906	1,047	(141)	(13.5)%
Total Processed	906	1,047	(141)	(13.5)%
Fresh Fruit	37	31	6	19.4%
Total	943	1,078	(135)	(12.5)%
Pound Solids Produced:
Early and Mid-Season	4,047	4,666	(619)	(13.3)%
Total	4,047	4,666	(619)	(13.3)%
Pound Solids per Box:
Early and Mid-Season	4.47	4.46	0.01	0.2%
Price per Pound Solids:
Early and Mid-Season	$3.69	$2.66	$1.03	38.7%
For the three months ended December 31, 2024, Alico Citrus harvested approximately 4.0 million pound solids of fruit, compared to 4.7 million pound solids of fruit in the same period in the prior fiscal year. The decrease in pound solids harvested was driven by fruit drop caused by Hurricane Milton during the three months ended December 31, 2024.
Our average price per pound solids for the three months ended December 31, 2024 increased $1.03, as compared to the same period of the prior year, as a result of more favorable pricing in one of our contracts with Tropicana.

Land Management and Other Operations
Land Management and Other Operations includes lease income from grazing rights leases, hunting leases, a farm lease, a lease to a third party of an aggregate mine, leases of oil extraction rights to third parties, and other miscellaneous income.
Land Management and Other Operations revenue for the three months ended December 31, 2024 increased 44.5%, as compared to the same period in the prior year due to an increase in rock and sand royalty income and sod sales, partially offset by lower farm, grazing and hunting lease revenues due to the sale of the Alico Ranch.
The 84.2% decrease in operating expenses from Land Management and Other Operations for the three months ended December 31, 2024, as compared to the three months ended December 31, 2023, was primarily due to lower property and real estate taxes as a result of the sale of the Alico Ranch.
Other Corporate Financial Information
General and administrative expense decreased $0.7 million for the three months ended December 31, 2024, compared to the three months ended December 31, 2023. The decrease was primarily due to lower employee costs (as a result of lower bonus accruals) and lower professional fees.
Other (Expense) Income, net for the three months ended December 31, 2024 was a loss of $0.6 million as compared to income of $75.5 million during the three months ended December 31, 2023, principally as a result of there being no land sales in the three months ended December 31, 2024, as compared to gains of $77.0 million during the quarter ended December 31, 2023, driven by the sale of the Alico Ranch to the State of Florida.
Dividend
On December 13, 2024, the Company paid a first quarter cash dividend of $0.05 per share on its outstanding common stock to stockholders of record as of December 27, 2024.
Balance Sheet and Liquidity
The Company continues to demonstrate financial strength within its balance sheet, as highlighted below:
•The Company’s working capital was $32.4 million at December 31, 2024, representing a 4.84 to 1.00 current ratio.
•The Company maintains a solid debt to total assets ratio. At December 31, 2024 and September 30, 2024, the ratios were 0.26 to 1.00 and 0.23 to 1.00, respectively.
•Total debt was $104.9 million and net debt was $100.5 million at December 31, 2024, compared to $92.1 million and $89.0 million, respectively, at September 30, 2024.
•Available borrowings under the Company’s line of credit were approximately $73.5 million at December 31, 2024.

2025 Guidance

Based on current assessments, the Company expects harvest volumes in 2025 to be lower compared to 2024 levels.

The Company expects that it will realize approximately $20 million in land sales in fiscal year 2025, based upon transactions that are under option agreements or have been negotiated and are expected to close soon.

The Company expects to end fiscal year 2025 with enough cash to meet its operating expenses for fiscal years 2026 and 2027.

Conference Call Information

The Company will host a conference call to discuss its financial results on February 13, 2025, at 8:30 am Eastern Time. Interested parties may join the conference call by dialing 1-800-343-4849 in the United States and 1-203-518-9848 from outside of the United States. The participant identification to join the conference call is “ALICO”. A telephone replay will be available approximately three hours after the call concludes, and will be available through February 27, 2025. Listeners in the United States may dial 1-844-512-2921 and international listeners may dial 1-412-317-6671. The passcode for the playback is 11158103.

About Alico

Alico, Inc. currently operates two divisions: Alico Citrus, currently one of the nation’s largest citrus producers, and Land Management and Other Operations, which include land leasing and related support operations. While Alico Citrus will wind down operations after the current crop is harvested in the first half of calendar year 2025, due to environmental and financial challenges, Alico remains committed to Florida’s agriculture industry, and will focus on its long-term diversified land usage and real estate development strategy. Learn more about Alico (Nasdaq: “ALCO”) at www.alicoinc.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements regarding the Company’s strategic transformation, the Company’s future cash flow and cash reserves, the Company's ability to meet its operating expenses for fiscal years 2026 and 2027, the future use and estimated value of the Company’s land holdings, the Company’s expected future profitable growth, expectations regarding the 2025 harvest, expected proceeds from land sales in 2025, expectations for the Valencia harvest, plans to pursue commercial and residential development and any other statements relating to our future activities or other future events or conditions. These statements are based on our current expectations, estimates and projections about our business based, in part, on assumptions made by our management and can be identified by terms such as “if,” “will,” “should,” “expects,” “plans,” “hopes,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “forecasts,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions.

These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including, but not limited to: our implementation of our planned strategic transformation; our plan to wind down our citrus production operations to focus on our long-term diversified land usage and real estate development strategy; our ability to secure necessary regulatory approvals and permits for land development projects, effectively manage and allocate resources to new business initiatives, attract and retain skilled personnel with expertise in diversified land usage and real estate development, navigate potential market fluctuations and economic conditions, maintain strong relationships with lenders and continue to satisfy covenants and conditions under current loan agreements and address potential environmental and zoning issues, and other challenges inherent in real estate development; our ability to increase our revenues from land usage and real estate development; adverse weather conditions, natural disasters and other natural conditions, including the effects of climate change and hurricanes and tropical storms; risks related to our expected significant revenue shift to real estate development and diversified farming operations; our ability to effectively perform grove management services, or to effectively manage our portfolio of groves; our relationship with Tropicana; if certain criteria are not met under one of our contracts with Tropicana, we could experience a significant reduction in revenues and cash flows; product contamination and product liability claims; water use regulations restricting our access to water; changes in immigration laws; harm to our reputation; tax risks associated with a Section 1031 Exchange; risks associated with the undertaking of one or more significant corporate transactions; the seasonality of our citrus business; fluctuations in our earnings due to market supply and prices and demand for our products; climate change, or legal, regulatory, or market measures to address climate change; Environmental, Social and Governance issues, including those related to climate change and sustainability; increases in labor, personnel and benefits costs; increases in commodity or raw product costs, such as fuel and chemical costs; transportation risks; any change or the classification or valuation methods employed by county property appraisers related to our real estate taxes; liability for the use of fertilizers, pesticides, herbicides and other potentially hazardous substances; compliance with applicable environmental laws; loss of key employees; material weaknesses and other control deficiencies relating to our internal control over financial reporting; macroeconomic conditions, such as rising inflation and the deadly conflicts in Ukraine and Israel; system security risks, data protection breaches, cybersecurity incidents and systems integration issues; our indebtedness and ability to generate sufficient cash flow to service our debt obligations; higher interest expenses as a result of variable rates of interest for our debt; our ability to continue to pay cash dividends; and certain of the other factors described under the sections "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" to be included in our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2024 that will be filed with the Securities and Exchange Commission (the “SEC”). Except as required by law, we do not undertake an obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.

This press release also contains financial projections that are necessarily based upon a variety of estimates and assumptions which may not be realized and are inherently subject, in addition to the risks identified in the forward-looking statement disclaimer, to business, economic, competitive, industry, regulatory, market and financial uncertainties, many of which are beyond the Company’s control. There can be no assurance that the assumptions made in preparing the financial projections will prove accurate. Accordingly, actual results may differ materially from the financial projections.

Investor Contact:
John Mills
ICR
(646) 277-1254
InvestorRelations@alicoinc.com

Brad Heine
Chief Financial Officer
(239) 226-2000
bheine@alicoinc.com

ALICO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	December 31, 2024	September 30, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,388	$3,150
Accounts receivable, net	8,602	771
Inventories	20,814	30,084
Income tax receivable	1,958	1,958
Assets held for sale	3,345	3,106
Prepaid expenses and other current assets	1,711	1,558
Total current assets	40,818	40,627
Restricted cash	762	248
Property and equipment, net	350,907	352,733
Goodwill	2,246	2,246
Other non-current assets	2,863	2,865
Total assets	$397,596	$398,719

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,236	$3,362
Accrued liabilities	3,293	5,366
Current portion of long-term debt	1,410	1,410
Other current liabilities	498	513
Total current liabilities	8,437	10,651
Long-term debt, net	81,984	82,313
Lines of credit	21,494	8,394
Deferred income tax liabilities, net	38,694	40,873
Other liabilities	146	193
Total liabilities	150,755	142,424

Stockholders’ equity:
Preferred stock, no par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $1.00 par value, 15,000,000 shares authorized; 8,416,145 shares issued and 7,633,069 and 7,628,639 shares outstanding at December 31, 2024 and September 30, 2024, respectively	8,416	8,416
Additional paid in capital	20,226	20,184
Treasury stock, at cost, 783,076 and 787,506 shares held at December 31, 2024 and September 30, 2024, respectively	(26,557)	(26,694)
Retained earnings	239,704	249,253
Total Alico stockholders’ equity	241,789	251,159
Noncontrolling interest	5,052	5,136
Total stockholders’ equity	246,841	256,295
Total liabilities and stockholders’ equity	$397,596	$398,719

ALICO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended December 31,
	2024	2023
Operating revenues:
Alico Citrus	$16,326	$13,592
Land Management and Other Operations	568	393
Total operating revenues	16,894	13,985
Operating expenses:
Alico Citrus	25,111	28,107
Land Management and Other Operations	21	133
Total operating expenses	25,132	28,240
Gross loss	(8,238)	(14,255)
General and administrative expenses	2,586	3,272
Loss from operations	(10,824)	(17,527)
Other (expense) income, net:
Interest income	47	95
Interest expense	(898)	(1,605)
Gain on sale of property and equipment	—	77,025
Other income, net	244	—
Total other (expense) income, net	(607)	75,515
(Loss) income before income taxes	(11,431)	57,988
Income tax (benefit) provision	(2,180)	15,552
Net (loss) income	(9,251)	42,436
Net loss attributable to noncontrolling interests	84	509
Net (loss) income attributable to Alico, Inc. common stockholders	$(9,167)	$42,945
Per share information attributable to Alico, Inc. common stockholders:
Earnings per common share:
Basic	$(1.20)	$5.64
Diluted	$(1.20)	$5.64
Weighted-average number of common shares outstanding:
Basic	7,633	7,616
Diluted	7,633	7,616

Cash dividends declared per common share	$0.05	$0.05

ALICO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Three Months Ended December 31,
	2024	2023
Net cash used in operating activities
Net (loss) income	$(9,251)	$42,436
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation, depletion and amortization	3,824	3,804
Amortization of debt issue costs	55	120
Gain on sale of property and equipment	—	(77,025)
Loss on disposal of long-lived assets	780	225
Inventory net realizable value adjustment	7,359	10,846
Deferred income tax benefit	(2,179)	—
Stock-based compensation expense	179	194
Other	(107)	36
Changes in operating assets and liabilities:
Accounts receivable	(7,831)	(7,174)
Inventories	1,911	(169)
Prepaid expenses	(153)	(1,708)
Income tax receivable	—	1,200
Other assets	(35)	2
Accounts payable and accrued liabilities	(2,199)	(1,320)
Income taxes payable	—	15,552
Other liabilities	50	(188)
Net cash used in operating activities	(7,597)	(13,169)

Cash flows from investing activities:
Purchases of property and equipment	(3,017)	(3,490)
Net proceeds from sale of property and equipment	—	79,090
Change in deposits on purchase of citrus trees	—	(375)
Net cash (used in) provided by investing activities	(3,017)	75,225

Cash flows from financing activities:
Repayments on revolving lines of credit	(6,200)	(44,032)
Borrowings on revolving lines of credit	19,300	19,310
Principal payments on term loans	(352)	(19,383)
Dividends paid	(382)	(381)
Net cash provided by (used in) financing activities	12,366	(44,486)

Net increase in cash and cash equivalents and restricted cash	1,752	17,570
Cash and cash equivalents and restricted cash at beginning of the period	3,398	3,692

Cash and cash equivalents and restricted cash at end of the period	$5,150	$21,262

Supplemental disclosure of cash flow information
Cash paid for interest, net of amounts capitalized	$655	$1,820
Cash paid for income taxes, net of refunds	$—	$1,200

Non-cash investing and financing activities:
Dividends declared but unpaid	$382	$381
Assets received in exchange for services	$—	$298
Trees delivered in exchange for prior tree deposits	$—	$176

Non-GAAP Financial Measures
In addition to the measurements prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), Alico utilizes EBITDA, Adjusted EBITDA, and Net Debt, which are non-GAAP financial measures within the meaning of Regulation G and Item 10(e) of Regulation S-K, to evaluate the performance of its business. Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes that EBITDA, Adjusted EBITDA, and Net Debt are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and help investors evaluate our ability to service our debt. Such measurements are not prepared in accordance with U.S. GAAP and should not be construed as an alternative to reported results determined in accordance with U.S. GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, depletion and amortization. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, depletion and amortization and adjustments for non-recurring transactions or transactions that are not indicative of our core operating results, such as gains or losses on sales of real estate, property and equipment and assets held for sale. Net Debt is defined as Current portion of long-term debt, Long-term debt, net and Lines of credit, less cash.
EBITDA and Adjusted EBITDA

(in thousands)	(Unaudited)
	Three Months Ended December 31,
	2024	2023
Net (loss) income attributable to Alico, Inc. common stockholders	$(9,167)	$42,945
Interest expense, net	851	1,510
Income tax (benefit) provision	(2,180)	15,552
Depreciation, depletion and amortization	3,824	3,804
EBITDA	(6,672)	63,811
Non-GAAP Adjustments:
Inventory net realizable value adjustment	7,359	10,846
Employee stock compensation expense (1)	60	56
Gain on sale of property and equipment	—	(77,025)
Adjusted EBITDA	$747	$(2,312)

(1) Includes stock compensation expense for current executives, senior management and other employees.

Net Debt

(in thousands)	(Unaudited)
	December 31, 2024	September 30, 2024
Current portion of long-term debt	$1,410	$1,410
Long-term debt, net	81,984	82,313
Lines of credit	21,494	8,394
Total Debt	104,888	92,117
Less: Cash	(4,388)	(3,150)
Net Debt	$100,500	$88,967
Source: Alico, Inc.